As filed with the Securities and Exchange Commission on September 19, 2014

Registration No. 333-182975

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment

to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HORIZON PHARMA, INC.

(Exact name of registrant as specified in its charter)

Delaware	27-2179987
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

520 Lake Cook Road, Suite 520

Deerfield, Illinois 60015

Tel: (224) 383-3000

(Address of principal executive offices)

Timothy P. Walbert

President and Chief Executive Officer

Horizon Pharma, Inc.

520 Lake Cook Road, Suite 520

Deerfield, Illinois 60015

Tel: (224) 383-3000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Lynda Kay Chandler, Esq.

Sean M. Clayton, Esq.

Cooley LLP

4401 Eastgate Mall

San Diego, California 92121

Tel: (858) 550-6000

Approximate date of commencement of proposed sale to the public:

Not Applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

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DEREGISTRATION OF SECURITIES

Horizon Pharma, Inc. (the “Company”) is filing this Post-Effective Amendment to its Registration Statement on Form S-3 to withdraw and remove from registration the unissued and unsold shares of the Company’s common stock, par value $0.0001 per share, shares of the Company’s preferred stock, par value $0.0001 per share, the Company’s debt securities and the Company’s warrants, issuable by the Company pursuant to its Registration Statement on Form S-3 originally filed with the Securities and Exchange Commission on August 1, 2012 (Registration No. 333-182975) (the “Registration Statement”).

On September 18, 2014, the Company’s stockholders approved, at a special meeting of the Company’s stockholders, a Transaction Agreement and Plan of Merger, dated as of March 18, 2014, as amended (the “Merger Agreement”), by and among the Company, Horizon Pharma plc (formerly Vidara Therapeutics International Ltd.) (“New Horizon”), Vidara Therapeutics Holdings LLC, Hamilton Holdings (USA), Inc. and Hamilton Merger Sub Inc. (“Merger Sub”). Pursuant to the Merger Agreement, on September 19, 2014, among other things, Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of New Horizon. In the Merger, all outstanding shares of the Company’s common stock were canceled and converted into the right to receive ordinary shares of New Horizon on a one-for-one basis.

As a result of the Merger, the Company terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of its common stock, its preferred stock, its debt securities or its warrants which remain unsold at the termination of the offering, the Company hereby removes from registration all shares of its common stock, its preferred stock, its debt securities and its warrants registered under the Registration Statement which remained unsold as of the effective time of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, or the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Deerfield, State of Illinois, on September 19, 2014.

HORIZON PHARMA, INC.

By:	/s/ Timothy P. Walbert
Timothy P. Walbert
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Timothy P. Walbert Timothy P. Walbert	President, Chief Executive Officer and Director (Principal Executive Officer)	September 19, 2014

/s/ Paul W. Hoelscher Paul W. Hoelscher	Executive Vice President, Chief Financial Officer and Director (Principal Financial and Accounting Officer)	September 19, 2014